Exhibit 11
                               THERMO VOLTEK CORP.

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                  ----------------------------
                                                  September 27,  September 28,
                                                           1997           1996
 -----------------------------------------------------------------------------
 Computation of Fully Diluted Earnings
   per Share:

 Income:
   Net income                                       $   427,000    $ 1,194,000

   Add: Convertible debt interest, net of tax           138,000        155,000
                                                    -----------    -----------
   Income applicable to common stock
     assuming full dilution (a)                     $   565,000    $ 1,349,000
                                                    -----------    -----------

 Shares:
   Weighted average shares outstanding                8,836,912      9,450,895

   Add: Shares issuable from assumed conversion
        of subordinated convertible obligations       3,542,536      3,931,474

        Shares issuable from assumed exercise of
        options (as determined by the application
        of the treasury stock method)                    94,715        257,467
                                                    -----------    -----------
   Weighted average shares outstanding,
     as adjusted (b)                                 12,474,163     13,639,836
                                                    -----------    -----------
 Fully Diluted Earnings per Share (a) / (b)         $       .05    $       .10
                                                    ===========    ===========
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                                                                  Exhibit 11
                               THERMO VOLTEK CORP.

                        Computation of Earnings per Share


                                                       Nine Months Ended
                                                  ---------------------------
                                                  September 27, September 28,
                                                           1997          1996
 ----------------------------------------------------------------------------
 Computation of Fully Diluted Earnings
   per Share:

 Income:
   Net income                                       $   254,000   $ 3,263,000

   Add: Convertible debt interest, net of tax                 -       582,000
                                                    -----------   -----------
   Income applicable to common stock
     assuming full dilution (a)                     $   254,000   $ 3,845,000
                                                    -----------   -----------
 Shares:
   Weighted average shares outstanding                9,296,980     8,560,294

   Add: Shares issuable from assumed conversion
        of subordinated convertible obligations               -     4,811,101

        Shares issuable from assumed exercise of
        options (as determined by the application
        of the treasury stock method)                   141,432       268,032
                                                    -----------   -----------
   Weighted average shares outstanding,
     as adjusted (b)                                  9,438,412    13,639,427
                                                    -----------   -----------
 Fully Diluted Earnings per Share (a) / (b)         $       .03   $       .28
                                                    ===========   ===========